Exhibit 99.4

                                 STOCK OPTION AGREEMENT

                         STOCK OPTION AGREEMENT (this "Agreement") effec-
               tive as of September 12, 1995, by and between Culligan Water Technologies, Inc., a Delaware corporation (the "Company"), and Gregory Wm. Hunt (the "Executive").

                                   W I T N E S S E T H :

                         WHEREAS, the Executive was granted, as of August
               18, 1994, pursuant to the Stock Option Plan and Agreement (the "Old Agreement"), dated as of August 18, 1994, by and between the Executive and Astrum International Corp. (now named Samsonite Corporation) ("Samsonite"), options to purchase an aggregate of 17,500 shares of common stock of Samsonite (the "Samsonite Options"); and

                         WHEREAS, in accordance with the terms of the Old
               Agreement and the Distribution Agreement (the "Distribution Agreement"), dated as of July 14, 1995, by and between Samsonite and the Company, an equitable adjustment was made to the Samsonite Options as a result of the Distribution (as defined in the Distribution Agreement) and the Company agreed to grant to the Executive options to purchase 17,500 shares of common stock, par value $0.01 per share ("Common Stock"), of the Company.

                         NOW, THEREFORE, in consideration of the premises
               and mutual covenants herein set forth and other good and valuable consideration, the Company and the Executive hereby agree as follows:

                         1. Confirmation of Grant of Option. Subject to the terms and conditions of this Agreement, the Company hereby confirms that the Executive has been granted, effec-tive as of September 12, 1995 (the "Effective Date"), the right to purchase (the "Option") an aggregate of Seventeen Thousand Five Hundred (17,500) shares of Common Stock, subject to adjustment as provided in Section 7 hereof.

                         2. Exercise Price. The price (the "Exercise Price") at which shares of Common Stock shall be purchasable upon exercise of the Option shall be $7.87 per share, sub-ject to adjustment as provided in Section 7 hereof.

                         3. Exercise of Option. The Option is fully vested and exercisable as to 100% of the Common Stock under-lying the Option, subject to termination or cancellation as provided herein.

                         4. Term of Option. The Option shall remain outstanding and may be exercised in whole at any time or in part from time to time (provided that the Option may not be exercised more than once in any calendar month) during a period beginning on the date hereof and ending at the close of business on December 6, 1999 (the "Option Term"), subject to earlier termination or cancellation as provided herein. The Executive shall not have any rights to dividends or any other rights of a stockholder of the Company with respect to any shares of Common Stock subject to the Option until such shares shall have been issued to him upon purchase of such shares upon exercise of the Option.

                         5. Non-transferability of Option. The Option shall not be transferable otherwise than by will or by the laws of descent and distribution. The Option may be exer-cised during the lifetime of the Executive only by him and, after his death, only by his executors, administrators, legatees or distributees. The Option may not be pledged or hypothecated in any way, and shall not be subject to execu-tion, attachment or other process. Any assignment, trans-fer, pledge, hypothecation or other disposition of the Option attempted contrary to the provisions of this Agree-ment, or any levy of execution, attachment or other process attempted upon the Option, shall be null and void and with-out effect. Any attempt to make any such assignment, trans-fer, pledge, hypothecation or other disposition of the Option or any attempt to make any such levy of execution, attachment or other process shall cause the Option to termi-nate immediately upon the happening of any such event if the Board of Directors of the Company or any duly authorized committee thereof (the "Board"), at any time, should, in its sole discretion, so elect, by written notice to the Execu-tive or to the person or persons then entitled to exercise the Option as provided herein; provided that any such termi-nation of the Option under the provisions of this Section 5 shall not prejudice any rights or remedies which the Company may have under this Agreement or otherwise.

                         6. Termination. If the Executive is terminated from his employment with the Company for Cause (this ini-tially capitalized term and the other initially capitalized terms used but not otherwise defined herein have the mean-ings given in the Employment Agreement, dated as of Septem-ber 1, 1995, by and between the Company and the Executive (the "Employment Agreement")) in accordance with Section 5(c) of the Employment Agreement, then the Option shall automatically terminate and be cancelled (without any action on the part of the Company) on the date upon which Prelimi-nary Notice is given pursuant to Section 5(c) of the Employ-ment Agreement (provided that the Executive's employment is thereafter terminated in accordance with the provisions of
               Section 5(c) of the Employment Agreement) ; provided that notwithstanding clause (i) of the third sentence of Section 5(c) of the Employment Agreement, the failure of the Execu-tive to cause the relocation to the Chicago area to occur on or prior to the Final Relocation Date shall not constitute Cause for purposes of this Section 6. If the Executive's employment with the Company is terminated for any other reason, the Option shall remain exercisable for the remain-der of the Option Term notwithstanding such termination of employment.

                         7. Adjustments. In the event that the Board shall determine that any dividend or other distribution (whether in the form of cash, Common Stock, or other proper-ty), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, spin-off, combina-tion, repurchase or share exchange, or other similar corpo-rate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilu-tion or enlargement of the rights of the Executive, the Board shall make such equitable changes or adjustments as, in its sole discretion, it deems necessary or appropriate to any or all of (a) the number and kind of shares of Common Stock (or other property) issued or issuable in respect of the Option and/or (b) the Exercise Price.

                         8. Method of Exercise of Option. Subject to the terms and conditions of this Agreement, the Option shall be exercisable by notice and payment to the Company in accor-dance with the procedure prescribed herein. Each such notice shall: (a) state the election to exercise the Option and the number of shares in respect of which it is being exercised and (b) be signed by the person or persons enti-tled to exercise the Option and, if the Option is being exercised by any person or persons other than the Executive, be accompanied by proof, satisfactory to counsel for the Company, of the right of such person or persons to exercise the Option.

                              Payment of the Exercise Price shall be made
               by such person or persons at the place specified by the Company by delivering to the Company a certified or bank cashier's check payable to the Company or its order. The certificate or certificates for shares of Common Stock as to which the Option shall be exercised shall be registered in the name of the person or persons exercising the Option (or, if the Option is exercised by the Executive and if the Executive so requests in the notice exercising the Option, shall be registered in the name of the Executive and another person jointly, with right of survivorship), but only upon compliance with all of the provisions of this Agreement. If the Executive fails to accept delivery of and pay for all or any part of the number of shares specified in such notice upon tender or delivery thereof, his right to exercise the Option with respect to such undelivered shares may be termi-nated in the sole discretion of the Board. The Option may be exercised only with respect to full shares.

                         9. No Right To Continued Employment. Nothing in this Agreement shall confer upon the Executive the right to continue in the employ of the Company or to be entitled to any remuneration or benefits not set forth in this Agreement or to interfere with or limit in any way the right of the Company to terminate the Executive's employment.

                         10. Withholding Taxes. The Company shall have the right to require the Executive or such other person entitled to exercise the Option to pay to the Company the amount of any taxes which the Company may be required to withhold before delivery to the Executive or other person a certificate or certificates representing shares of Common Stock issuable hereunder.

                         11. Approval of Counsel. The exercise of the Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Company's counsel of all legal matters in connection there-with, including compliance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed. The Executive understands that neither the Option nor the shares of Common Stock issuable upon exercise of the Option have been registered under the Securities Act or any state securities laws.

                         12. Resale of Common Stock. Upon any sale or transfer of the Common Stock purchased upon exercise of the Option, the Executive shall deliver to the Company an opin-ion of counsel satisfactory to the Company to the effect that either (a) the sale of the Common Stock to be so sold or transferred has been registered under the Securities Act or (b) such Common Stock may then be sold without registra-tion under the Securities Act and applicable state securi-ties laws.

                         The certificates evidencing the shares of Common
               Stock issued upon exercise of the Option shall bear a legend to the following effect (unless the Company requires other-wise):

                    THE SHARES EVIDENCED BY THIS CERTIFICATE MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS, IN THE OPINION OF COUN-SEL FOR THE COMPANY, SUCH REGISTRATION IS NOT REQUIRED.

                         13. Registration Rights. The Company shall file a registration statement on Form S-8 (or any successor form for registration under the Securities Act) with respect to the Common Stock underlying the Option not later than Sep-tember 12, 1996.

                         14. Notices. Each notice relating to this Agree-ment shall be in writing and delivered in person or by certified mail to the proper address. All notices to the Company shall be addressed to it at:

                         Culligan Water Technologies, Inc.
                         One Culligan Parkway
                         Northbrook, Illinois  60062-6209
                         Attention:  General Counsel

                         All notices to the Executive or other person or
               persons then entitled to exercise the Option shall be ad-dressed to the Executive or such other person or persons at:

                         Gregory Wm. Hunt
                         10 Hopestill Brown Road
                         Sudbury, Massachusetts  01776

                         Anyone to whom a notice may be given under this
               Agreement may designate a new address by notice to that effect.

                         15. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Executive and all rights granted to the Company under this Agreement shall be binding upon the Executive and, to the limited extent set forth herein, the Executive's heirs, legal representatives and successors, and no other person shall have any rights under this Agreement.

                         16. Severability. In the event that any one or more provisions of this Agreement shall be deemed to be illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforce-ability of the remaining legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted.

                         17. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to this Agreement. The Company shall determine whether cash or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

                         18.  Governing Law.  This Agreement shall be
               construed and governed in accordance with the laws of the State of New York, without regard to the conflicts of law principles thereof.

                         IN WITNESS WHEREOF, the Company has caused this
               Agreement to be executed in its name by its President and the Executive has hereunto set his hand all as of the day, month and year first above written.

                                        CULLIGAN WATER TECHNOLOGIES, INC.

                                        By: /s/ Douglas A. Pertz
                                            __________________________________
                                            Name:  Douglas A. Pertz
                                            Title: President


                                        EXECUTIVE:

                                        /s/ Gregory Wm. Hunt
                                        ______________________________________
                                        Gregory Wm. Hunt